Exhibit 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Reports 2007 Results

Significant Strength in Non-US Earnings

NEW YORK, NY, January 31, 2008 — Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that for the fourth quarter ended December 31, 2007, net income was $30.0 million, up 36 percent from net income of $22.1 million in the fourth quarter of 2006, which included an after-tax restructuring charge of $0.6 million. Earnings were $0.68 per diluted share, an increase of 39 percent versus earnings of $0.49 per diluted share in the fourth quarter of last year. ITG’s total revenue for the fourth quarter of 2007 was $196.6 million, 28 percent greater than total revenue of $153.1 million for the fourth quarter of 2006. Pre-tax operating margins in the fourth quarter were 25.7 percent in 2007 and 23.4 percent in 2006. For the full year 2007, pre-tax operating margins were 25.8 percent, compared to 25.6 percent in 2006.

“In 2007, ITG executed aggressively on its strategies for product globalization, asset class diversification and technology innovation, providing clients with solutions for a complex and interconnected global marketplace,” said Bob Gasser, ITG’s Chief Executive Officer and President. “In the US, ITG focused on integrating derivatives capabilities and leveraging its strong product distribution chain to increase client penetration.”

ITG’s non-US revenues were a record $57.1 million in the fourth quarter of 2007, a 72 percent increase over revenues of $33.2 million in the fourth quarter of 2006. Non-US pre-tax operating income more than doubled to $7.2 million in the fourth quarter of 2007 from $3.4 million in the fourth quarter of 2006, and the contribution to pro forma diluted operating earnings per share more than doubled to $0.11 from $0.05 in 2006.

For the year ended December 31, 2007, revenues were $731.0 million, net income was $111.1 million, and diluted earnings per share were $2.48.  In 2007, pro forma operating revenues increased 25 percent, pro forma operating net income increased 22 percent and pro forma diluted operating earnings per share increased 21 percent. For the full year, pro forma non-US operating revenues were $185.0 million, representing 57 percent growth over pro forma operating revenues of $118.1 million in 2006. ITG’s pro forma non-US operating net income was $13.6 million versus $4.8 million in 2006, while its contribution to pro forma diluted operating earnings per share increased to $0.30 in 2007 from $0.11 in 2006.

“ITG’s Canadian operating revenues showed continued strength in 2007, increasing 50 percent over 2006,” said Mr. Gasser. “In addition, ITG’s European revenues grew 67 percent over 2006 as we continued to expand our product line in the region.”

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss fourth quarter results. Those wishing to listen to the call should dial 1-800-510-9836 and enter the pass code 31660661 at least 10 minutes prior to the start of the call to ensure connection.  The conference call and webcast will also be accessible through ITG’s web site at www.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-286-8010 and entering the pass code 76404213. The replay will be available starting approximately two hours after the completion of the conference call.

ABOUT ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process.  A pioneer in electronic trading, ITG has a unique approach that combines pre-trade, order management, trade execution, and post-trade tools to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Investor and Media Relations Contact:

Alicia Curran

(212) 444-6130

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INVESTMENT TECHNOLOGY GROUP, INC.
Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007 (unaudited)	2006 (unaudited)	2007 (unaudited)	2006
Revenues:
Commissions	$166,959	$129,420	$620,267	$494,689
Recurring	21,836	18,723	83,091	73,660
Other	7,790	4,974	27,641	31,135
Total revenues	196,585	153,117	730,999	599,484

Expenses:
Compensation and employee benefits	62,518	55,689	243,469	211,420
Transaction processing	33,159	22,732	112,003	80,704
Occupancy and equipment	12,991	10,572	47,344	38,296
Telecommunications and data processing services	11,165	7,806	41,136	30,409
Other general and administrative	23,724	18,419	87,736	64,471
Interest expense	2,415	2,942	10,443	12,220
Total expenses	145,972	118,160	542,131	437,520
Income before income tax expense	50,613	34,957	188,868	161,964
Income tax expense	20,607	12,902	77,761	64,041
Net income	$30,006	$22,055	$111,107	$97,923

Earnings per share:
Basic	$0.69	$0.51	$2.52	$2.26
Diluted	$0.68	$0.49	$2.48	$2.21

Basic weighted average number of common shares outstanding	43,659	43,649	44,042	43,350
Diluted weighted average number of common shares outstanding	44,351	44,554	44,784	44,289

INVESTMENT TECHNOLOGY GROUP, INC.
Consolidated Statements of Financial Condition
(In thousands, except share amounts)

	December 31, 2007	December 31, 2006 (1)
	(unaudited)
Assets
Cash and cash equivalents	$183,757	$321,298
Cash restricted or segregated under regulations and other	71,300	13,610
Deposits with clearing organizations	43,284	—
Securities owned, at fair value	8,022	6,540
Receivables from brokers, dealers and clearing organizations	550,379	216,355
Receivables from customers	677,202	373,705
Premises and equipment, net	45,886	34,740
Capitalized software, net	50,892	32,203
Goodwill	422,774	405,754
Other intangibles, net	31,318	29,366
Deferred taxes	2,282	7,426
Other assets	13,791	21,315
Total assets	$2,100,887	$1,462,312

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$186,463	$152,049
Short-term bank loans	101,400	—
Payables to brokers, dealers and clearing organizations	497,124	147,825
Payables to customers	457,105	385,220
Securities sold, not yet purchased, at fair value	859	137
Income taxes payable	18,320	8,147
Deferred taxes	2,821	—
Long term debt	132,500	160,900
Total liabilities	1,396,592	854,278

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 51,503,221 and 51,443,560 shares issued at December 31, 2007 and 2006, respectively and 43,462,885 and 43,809,993 shares outstanding at December 31, 2007 and 2006, respectively	515	514
Additional paid-in capital	210,071	198,419
Retained earnings	651,677	540,570
Common stock held in treasury, at cost; 8,040,336 and 7,633,567 shares at December 31, 2007 and 2006, respectively	(177,928)	(144,173)
Accumulated other comprehensive income (net of tax)	19,960	12,704
Total stockholders’ equity	704,295	608,034
Total liabilities and stockholders’ equity	$2,100,887	$1,462,312

(1)

Certain reclassifications and format changes have been made to prior period amounts to conform to the current period presentation, as a result of ITG Inc. commencing self-clearing of equity trades in May 2007. Receivables previously included in receivables from brokers, dealers and others are now divided among the following two accounts: (i) receivables from brokers, dealers and clearing organizations and (ii) receivables from customers. Similarly, payables previously included in payables to brokers, dealers and others are now divided among the following two accounts: (i) payables to brokers, dealers and clearing organizations and (ii) payables to customers. Additionally, certain payables to brokers for clearance and execution costs previously included in accounts payable and accrued expense were reclassified to payables to brokers, dealers and clearing organizations.

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of US GAAP Results to Pro Forma Operating Results (unaudited)

In evaluating the Company’s financial performance, management reviews results from operations which excludes non-operating or one-time charges.  Pro forma earnings per share is a non-U.S. GAAP (generally accepted accounting principles) performance measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results for the Company’s core businesses. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under US GAAP.

The following is a reconciliation of US GAAP results to pro forma results for the periods presented (in thousands except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Total revenues	$196,585	$153,117	$730,999	$599,484
Less:
Non-operating revenue (1)	—	—	—	(13,230)
Pro forma operating revenues	196,585	153,117	730,999	586,254

Total expenses	145,972	118,160	542,131	437,520
Less:
Non-operating expense (2)	—	(917)	—	(1,421)
Pro forma operating expenses	145,972	117,243	542,131	436,099

Income before income tax expense	50,613	34,957	188,868	161,964
Effect of pro forma adjustments	—		—	(11,809)
Pro forma pre-tax operating income	50,613	35,874	188,868	150,155

Income tax expense	20,607	12,902	77,761	64,041
Tax effect of pro forma adjustments	—	275	—	(4,684)
Pro forma pre-tax operating income	20,607	13,177	77,761	59,357

Net income	30,006	22,055	111,107	97,923
Net effect of pro forma adjustments			—	(7,125)
Pro forma operating net income	$30,006	$22,697	$111,107	$90,798

Diluted earnings per share	$0.68	$0.49	$2.48	$2.21
Net effect of pro forma adjustments	—	0.02	—	(0.16)
Pro forma diluted operating earnings per share	$0.68	$0.51	$2.48	$2.05

Notes:

(1)	In 2006, non-operating revenues relate to:

a)

our ownership of two memberships on the New York Stock Exchange (“NYSE”) that as part of their merger with Archipelago Holdings, Inc. (“Archipelago”) were combined under a new holding company named NYSE Group, Inc. in which each NYSE member received compensation consisting of cash and restricted shares of NYSE Group, Inc. common stock. Accordingly, consideration received for our memberships in First Quarter 2006 consisted of 157,202 restricted shares of NYSE Group, Inc. common stock resulting in gains of approximately $6.9 million and approximately $1.0 million in cash and dividends, which was recorded as dividend income. In Second Quarter 2006, we were able to sell a portion of the shares received and recorded an additional gain of approximately $80,000, and

b)

our sale in Second Quarter 2006 of our remaining interests in a Canadian joint venture that we entered into in 2004 with IRESS Market Technology Limited (“IRESS”), to IRESS resulting in a gain of $5.4 million.

(2)

We recorded a management restructuring charge in our Asia Pacific Region of $0.9 million in the fourth quarter and $0.5 million in the third quarter for a total of $1.4 million for the year ended December 31, 2006.